Exhibit 10.47

PARTNERSHIP EQUITY PROGRAM

Purchased and Matching Restricted Stock Unit
and Stock Option Agreement

AGREEMENT, by and between CVS Caremark Corporation, a Delaware corporation (the “Company”), and                          (“Executive”), effective on                       , herein after known as the “Purchase Date”.

WHEREAS, Executive has been selected as an employee eligible to invest under the Company’s Partnership Equity Program (the “PEP Plan”), and has elected to invest $                 in the PEP Plan, subject to the terms and conditions set forth in the PEP Plan and in this Purchased and Matching Restricted Stock Unit and Stock Option Agreement (the “Agreement”);

WHEREAS, the Company desires to provide Executive with written evidence acknowledging Executive’s investment under the PEP Plan, his or her acquisition of Purchased Restricted Stock Units (“Executive Purchased RSUs”) and the corresponding grant of Matching Restricted Stock Units (“Company Matching RSUs”) and Matching Stock Options (“Options”) under the PEP Plan.

WHEREAS, the provisions of the PEP Plan and the Company’s 2010 Incentive Compensation Plan (the “ICP”) are hereby incorporated by reference and shall have the same force and effect as though fully set forth herein.  Executive hereby acknowledges receipt of a copy of the PEP Plan and the ICP at the time of receipt of this Agreement and agrees to be bound by such provisions (as presently in effect or hereafter amended).  If any provision of the PEP Plan is inconsistent with a provision of this Agreement or the ICP, this Agreement and the ICP, or any successor thereto, shall control.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the PEP Plan.

On the Purchase Date specified above, the Fair Market Value (the “FMV”) of a share of CVS Caremark Common Stock equals $        , which is the closing price on such date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

I.  EXECUTIVE PURCHASED RSUs AND COMPANY MATCHING RSUs

(A)                               Executive Purchased RSUs.  The Company has received from Executive an election made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to apply designated future compensation of $           as Executive’s commitment to invest the amount set forth in this Agreement, on the Purchase Date under the PEP Plan, in consideration of which the Company has credited to Executive’s Account under the stock administration system as may be maintained by the Company, the Executive Purchased RSUs.  The Executive Purchased RSUs (including any Executive Purchased RSUs credited to Executive pursuant to Section I(C)(ii)) shall be fully vested at all times.

(B)                               Crediting of Company Matching RSUs.   Pursuant to the PEP Plan, on the Purchase Date the Company has awarded and hereby evidences the Award to the Executive, subject to the terms and conditions set forth and incorporated in this Agreement,            Company Matching RSUs.

(C)                               Additional Transactions in Executive Accounts.

(i)            Each Executive Purchased RSU and Company Matching RSU represents a right to a future payment of one share of common stock ($0.01 par value) of the Company (each, a “Share”), subject to applicable tax withholding.

(ii)           To the extent that dividends are declared and paid on Shares while the Executive

Purchased RSUs and Company Matching RSUs remain outstanding and prior to a Settlement Date (as defined below), the Company shall credit to Executive’s Purchased Share Account and Matching Account (as applicable) an additional number of Executive Purchased RSUs and Company Matching RSUs calculated by multiplying (a) the amount of dividend per Share as declared by the Company’s Board of Directors by (b) the number of Executive Purchased RSUs and Company Matching RSUs held by Executive on the record date of such dividend, and dividing each product by (c) the FMV of a Share on such record date:

(iii)          provided, however, that if such dividend is paid prior to the vesting of the Company Matching RSUs, Executive shall not be entitled to any Company Matching RSUs credited to the Executive’s Matching Account pursuant to Section I(C)(ii) in respect of such dividend unless the Company Matching RSUs vest in accordance with the terms of this Agreement.

(iv)          Executive hereby agrees that, prior to the Settlement Date, the Company may withhold from the dividend equivalent amounts referred to in Section I(C)(ii) amounts sufficient to satisfy the applicable tax withholding in respect of such dividend equivalent payments, as applicable.

(D)          Vesting of Company Matching RSUs.  Subject to the terms and conditions of the PEP Plan and this Agreement, and to Executive’s continued employment through such date, the Company Matching RSUs shall vest on the fifth anniversary of the Purchase Date.

(E)           Settlement.

(i)            A “Settlement Date” shall mean a date Shares are delivered to Executive pursuant to this Agreement.

(ii)           Within sixty (60) days following the earliest of the fifth anniversary of the Purchase Date, Executive’s termination of employment or a Change in Control (as defined in Section 10 of the ICP), Executive shall be entitled to receive and the Company shall deliver to Executive the total number of Shares (giving effect to Sections I(C)(ii) and I(C)(iv)) underlying the Executive Purchased RSUs.  Notwithstanding the foregoing, no Shares shall be delivered upon termination of employment unless such termination of employment is considered a “separation from service” (within the meaning given of Treasury Regulation §1.409A-1(h) or successor guidance thereto).

(iii)          Within sixty (60) days following the earliest of the fifth anniversary of the Purchase Date, Executive’s death, termination of employment due to Executive’s total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such plan, as defined by the Social Security Administration), or a Change in Control, Executive shall be entitled to receive and the Company shall deliver to Executive the total number of Shares (giving effect to Sections I(C)(ii) and I(C)(iv)) underlying the Company Matching RSUs vested as of such date.  Notwithstanding the foregoing, no Shares shall be delivered upon termination of employment unless such termination of employment is considered a “separation from service” (within the meaning given of Treasury Regulation §1.409A-1(h) or successor guidance thereto).

(iv)          In accordance with rules promulgated by the Committee, the terms of the CVS Caremark Deferred Stock Compensation Plan and Section 409A, Executive may elect to defer delivery of Shares in settlement of RSUs covered by this Agreement.

II.                                     OPTION TO PURCHASE COMMON STOCK

(A)          Grant of Option.  The Company has granted and hereby evidences the grant to Executive, subject to the terms and conditions incorporated in this Agreement, the right, and option, to purchase from the Company              Shares, with an exercise price equal to the FMV of

the Shares on the Purchase Date, such Option to be exercised as hereinafter provided.  The Option is a nonqualified option as defined in the ICP.

(B)          Term of Option.  The term of this Option shall be for a period of ten (10) years from the Purchase Date, subject to the earlier termination of the Option, as set forth in the ICP and in this Agreement.

(C)          Exercise of Option.

(i)            The Option, subject to the provisions of the ICP, shall be exercised by submitting a request to exercise to the Company’s stock option administrator, in accordance with the Company’s current exercise policies and procedures, specifying the number of Shares to be purchased, which number may not be less than one hundred (100) Shares (unless the number of Shares purchased is the total balance which is then exercisable).  Unless the Company, in its discretion, establishes “cashless exercise” procedures and permits Executive entitled to exercise the Option to utilize such “cashless exercise” procedures, Executive so exercising all or part of this Option shall, at the time of exercise, tender to the Company cash or cash equivalent for the aggregate option price of the Shares Executive has elected to purchase or certificates for Shares of Common Stock of the Company owned by Executive for at least six (6) months with a FMV at least equal to the aggregate option price of the Shares Executive has elected to purchase, or a combination of the foregoing.

(ii)           Prior to its expiration or termination, and except as otherwise provided herein, the Option may be exercised by Executive, provided Executive has maintained continuous employment with the Company or a subsidiary of the Company immediately following the Purchase Date, within the following time limitations:

a.                                       On or after three (3) years from the Purchase Date, the Option may be exercised as to not more than one-third (1/3) of the Shares originally subject to the Option;

b.                                      On or after four (4) years from the Purchase Date, the Option may be exercised as to not more than an aggregate of two-thirds (2/3) of the Shares originally subject to the Option; and

c.                                       On or after five (5) years from the Purchase Date, the Option may be exercised as to any part or all of the Shares originally subject to the Option.

(D)          Option Expiration.  The Option shall be and become exercisable only as provided above, and shall expire at the earlier of the close of business on the day before the tenth anniversary of their respective Purchase Date or such earlier termination as described in Section III below.

III.           TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL

(A)          Except as provided in Sections III(B) - (E) below, if, for any reason, Executive ceases to be employed by the Company, or a subsidiary of the Company, all Company Matching RSUs and Options not then vested in accordance with Sections I(D) and II(C)(ii) above, shall be immediately forfeited.

(B)          In the event Executive ceases to be employed by the Company, or any subsidiary of the Company, by reason of death, Company Matching RSUs and Options not then vested in accordance with Section I(D) and II(C)(ii) will become immediately vested.

(C)          In the event Executive ceases to be employed by the Company, or any subsidiary of the Company, by reason of total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such plan, as defined by the Social Security Administration), the Company Matching RSUs and the Options shall vest on a pro rata basis as follows:

(i)            the total number of Company Matching RSUs vested as of the Separation              Date (which is the last day that the Executive is employed by the Company or any subsidiary of the Company), shall be equal to the number of Company Matching RSUs multiplied by the following fraction:  (A) the numerator shall be the whole number of months elapsed since the Purchase Date and (B) the denominator shall be sixty (60).  For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which Executive has worked.  For example, if the time elapsed between the Purchase Date and the Separation Date is eight months and five days, the numerator in sub-section (A) above shall be nine.

(ii)           the total number of Options vested as of the Separation Date (which is the last day that the Executive is employed by the Company or any subsidiary of the Company), including Options previously vested, shall be equal to the number of Options granted on the Purchase Date multiplied by the following fraction:  (A) the numerator shall be the whole number of months elapsed since the Purchase Date and (B) the denominator shall be sixty (60).  For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which Executive has worked.   For example, if the time elapsed between the Purchase Date and the Separation Date is eight months and five days, the numerator in sub-section (A) above shall be nine.

(D)          Termination of Employment without Cause.

(i)            In the event that Executive’s employment is terminated without cause, as that term is defined in Executive’s Change in Control agreement (“Cause”), by the Company or any subsidiary thereof, and Executive receives severance pay following Executive’s employment, vesting of Executive’s Company Matching RSU and the Option shall continue through the last day of the severance period (to the extent that a relevant vesting date occurs within the severance period) and the vested portion of the Option shall be exercisable on or before the ninetieth (90th) day following the last day of the severance period, as long as no government regulations or rules are violated by such continued vesting or exercise period; provided, however, that no Option will be exercisable beyond its original term.

(ii)           In the event Executive’s employment is terminated without Cause by the Company or any subsidiary thereof and Executive does not receive severance pay following Executive’s employment, any vested Option shall be exercisable on or before the ninetieth (90th) day following the last day of Executive’s employment, as long as no government regulations or rules are violated by such continued exercise period; provided, however, that no Option will be exercisable beyond its original option term.

(E)           Retirement.  An Executive shall be a “Qualified Retiree” if he or she (i) is at least age fifty-five (55) and has at least ten (10) years of continuous service, or (ii) is at least age sixty (60) and has at least five (5) years of continuous service at the time of his or her Retirement Date; provided, however, that an Executive who (a) voluntarily terminates his or her employment, or (b) is terminated without Cause by the Company or one of its subsidiaries, each at a time when Executive has satisfied the age and service requirements set forth above, shall be deemed a Qualified Retiree and such termination date shall be deemed a Retirement Date.

(i)            A Qualified Retiree may exercise a vested Option, to the extent that Executive shall be entitled to do so as of Executive’s Retirement Date, at any time within two (2) years after Executive’s Retirement Date, but not beyond the original term of the Option.  Options unvested at the Retirement Date are forfeited.  The Committee shall have the authority in its sole discretion to make any interpretations, determinations, and/or take any administrative actions with respect to whether Executive shall be deemed a Qualified Retiree.

(ii)           Company Matching RSUs that are unvested as of the Retirement Date are forfeited.

(F)           The provisions of Section 10 of the ICP, or any successor thereto, shall apply in the event of a Change in Control.

(G)          For purposes of this Section III, transfer of employment by Executive from the Company to a subsidiary of the Company, transfer among or between subsidiaries, or transfer from a subsidiary to the Company shall not be treated as cessation of employment.

IV.           NON-COMPETITION.  As a condition of receiving the benefits of this Agreement, Executive acknowledges that he has previously executed the CVS Caremark Corporation Employee Non-Competition, Non-Disclosure and Developments Agreement and reaffirms his intent to be bound by and to comply with his obligations in that agreement.

V.            MISCELLANEOUS.

(A)          Withholding Tax.  Executive may be subject to withholding taxes as a result of the exercise of an Option or settlement of Executive Purchased or Company Matching Restricted Stock Units.  Except as may otherwise be elected by Executive, the number of Shares to be delivered by the Company to Executive shall be reduced by the smallest number of Shares having a FMV at least equal to the dollar amount of Federal, state or local tax withholding required to be withheld by the Company with respect to such exercise or settlement.  Any Shares so withheld or tendered will be valued as of the date they are withheld or tendered.  In lieu of having the number of Shares underlying the applicable award reduced, Executive may elect to pay to the Company in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that result from each such exercise or settlement.  Such election may be made [electronically] at any time prior to the exercise date or Settlement Date, as applicable.

(B)          Recoupment.  The provisions of this Section V(B) shall apply to all Matching Restricted Stock Units and Options awarded to Executive under the PEP Plan.  If the Board determines that material fraud or financial misconduct has occurred in a manner that subjects an Executive to recoupment of any Company Matching RSUs or Options under the Company’s recoupment policy, as in effect from time to time, then (a) any portion of the Option that has not vested or been exercised (or a portion therefore, as determined by the Board) shall be forfeited and cancelled, and Executive shall immediately repay to the Company the value, or a portion thereof as determined by the Board, of any pre-tax economic benefit that Executive derived from the Option (the “Option Recoupment Amount”), and (b) Executive shall immediately repay to the Company the value, or a portion thereof as determined by the Board, of any pre-tax economic benefit that the Executive derived from any Company Matching RSUs issued in to Executive under the PEP Plan that is subject to recoupment (the “Matching RSU Recoupment Value”).

The Option Recoupment Amount shall be the portion and amount necessary to disgorge the value enjoyed or realized by Executive from the Option and the Shares underlying the Option, as determined by the Board, or a portion of such value as may be determined by the Board in its sole discretion.  In making its determinations under this paragraph, the Board may, by way of example only, (i) with respect to any portion of the Option which has been exercised and as to which beneficial ownership of the Shares obtained on exercise has not been transferred by Executive as of the date the repayment obligation arises, require Executive to repay to the Company an amount equal to the Fair Market Value of such Shares as of the date of such repayment, less the exercise price paid by Executive to acquire such Shares; and (ii) with respect to any portion of the Option which has been exercised and as to which beneficial ownership of the Shares obtained on exercise has been transferred by Executive as of the date the repayment obligation arises, require Executive to repay to the Company an amount equal to the Fair Market Value of such Shares as of the date such Shares were transferred by Executive, less the exercise price paid by Executive to acquire such Shares.  In each case the amount to be repaid by Executive shall also include any dividends (including any economic benefit thereof) or distributions received by Executive with respect to any Option Shares and, in calculating the value to be repaid, adjustments may be made for stock splits or other capital changes or corporate transactions, as determined by the Board.

The Company Matching RSU Recoupment Value to be repaid by Executive shall be the amount necessary to disgorge the value enjoyed or realized by Executive from the Company Matching RSUs and the underlying Shares, as determined by the Board, or a portion of such value as may be determined by the Board in its sole discretion.  In making its determinations under this paragraph, the Board may, by way of example only, (i) with respect to any Shares which have been transferred to Executive in settlement of the Company Matching RSUs and which are beneficially owned by Executive as of a date the repayment obligation arises, require Executive to repay to the Company the Fair Market Value of such Shares as of the date of such repayment and/or (ii) with respect to any Shares which were transferred to Executive in settlement of the Company Matching RSUs and as to which beneficial ownership has been transferred by Executive as of the date a repayment obligation arises, require Executive to repay to the Company the Fair Market Value of such Shares as of the date such Shares were transferred by Executive.  In each case the amount to be repaid by Executive shall also include any dividends (including any economic benefit thereof) or distributions received by Executive with respect to any Company Matching RSU shares and, in calculating the value to be repaid, adjustments may be made for stock splits or other capital changes or corporate transactions, as determined by the Board.  If Executive has deferred payment of any portion of the amounts relating to a Company Matching RSU that are subject to repayment hereunder, the amount of Executive’s deferred stock compensation accrual shall be reduced by the amount subject to repayment, plus all Company matching amounts and earnings on such amount.

If the Executive fails to repay the required Option Recoupment Amount and/or the Matching RSU Recoupment Value immediately upon request by the Board, the Company may seek reimbursement of such amounts from the Executive by reducing salary or any other payments that may be due to the Executive, to the extent legally permissible, and/or by initiating a legal action to recover such amount, which recovery shall include any reasonable attorneys fees incurred by the Company in bringing such action.

(C)          Certain Terms and Conditions of Program.  Executive acknowledges and agrees that terms and conditions of the program preclude all transfers of Executive Purchased RSUs, all Company Matching RSUs, and all Options, except in limited circumstances in the event of Executive’s death, impose a risk of forfeiture on Company Matching RSUs and Options, relieve the Company of certain obligations unless and until laws and regulations have been complied with, provide for adjustments to Executive Purchased RSUs, Company Matching RSUs, and Options upon the occurrence of certain events, and specify the state law which shall govern this Agreement, without giving effect to principles of conflict of laws.

(D)          Binding Agreement.  This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties.  In particular, Executive’s heirs, executors, administrators, and successors shall be subject to the terms and conditions of the Program, Plan, and this Agreement, and the Company may require any such person to execute an agreement or other documents acknowledging and agreeing to such terms and conditions as a condition precedent to any transfer of rights hereunder or shares of Common Stock issuable under the Program, including upon exercise of an Option, into the name of any such person.

(E)           Integration Clause; Amendments to Agreement.  This Agreement, together with the PEP Plan and the ICP, constitutes the entire Agreement between the parties with respect to the Program, and supersedes any prior agreements or documents with respect thereto.  This Agreement may be amended, but no amendment or other change which may impose any additional obligation upon the Company or materially impair the rights of Executive with respect to the Program shall be valid unless contained in a writing signed by the party to be bound thereby.

(F)           Employment.  Neither the execution and delivery hereof nor the granting of the Company Matching RSUs nor Options evidenced hereby shall constitute or be evidenced of any agreement or understanding, expressed or implied, on the part of the Company or its subsidiaries to employ the Executive for any specific period.

(G)          Acceptance of Award.  Acceptance may be submitted either electronically, if available, or in writing. The Option may not be exercised unless and until the Company has received acceptance by the Executive of the terms and conditions set forth.

(H)          Company Matching RSUs.  Neither a Company Matching RSU nor an Executive Purchased RSU represents an equity interest in the Company and neither carries any voting rights.  Executive shall have no rights of a shareholder with respect to the RSUs until the Shares have been delivered to Executive.

(I)            Section 409A.   The Company intends that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A, and that to the extent any provisions of this Agreement do not comply with Section 409A the Company will make any remedial changes in order to comply with Section 409A.  In all events, the provisions of CVS Caremark Corporation’s 409A Universal Definitions Document are hereby incorporated by reference and to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, payment of any amounts subject to Section 409A shall be delayed until the relevant date of payment that will result in compliance with Section 409A(a)(2)(B)(i).

(J)           Notices.  Any notice hereunder to the Company shall be addressed to One CVS Drive, Woonsocket, RI 02895, Attention: Senior Vice President, Chief Human Resources Officer, and any notice required to be given hereunder to the Executive shall be addressed to such Executive at the address as shown on the records of the Company, subject to the right of either party to designate in writing some other address for notices.

By:
Senior Vice President
Chief Human Resources Officer
CVS CAREMARK CORPORATION

Accepted by:
[Name]

[Title]